Exhibit 16.1

April 6, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by BitGo Holdings, Inc., which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, dated April 6, 2026, and are in agreement with the statements contained therein insofar as they relate to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Crowe LLP
Crowe LLP